                                   EXHIBIT 99



Dtomi, Inc. Completes Acquisition of the Air Spring Powered Lowerable Suspension Assembly Patent.

SAFETY HARBOR, Fla., April 9, 2003 -- Dtomi, Inc., a Nevada corporation ("Dtomi")(OTC Bulletin Board: DTOI), announced it has completed its acquisition of the air spring powered lowerable suspension assembly patent from its owner, John Simpson, of Richland, Washington. Under the terms of the asset purchase agreement, Dtomi acquired the patent for 711,992 shares of Dtomi common stock and assumed certain liabilities relating to costs associated with commercializing the technology underlying the patent. In connection with the acquisition of the patent, Dtomi has effected a 1-for-20 reverse-split of its issued and outstanding stock.

Dtomi has created a manufactured products division ("MPD") that will be responsible for the manufacture and distribution of the Airspring Axle. In addition, Dtomi has entered into an employment agreement with John Simpson, pursuant to which Mr. Simpson will assume the position of President of Dtomi and oversee the implementation of Dtomi's business plan and the deployment of the Airspring Axle(TM) technology. Mr. Simpson has also been appointed to the board of directors for Dtomi. John "JT" Thatch, the current President of Dtomi, will resign his position, effective today.

In connection with commercializing the technology underlying the patent, Dtomi is seeking to raise $1.1 million. Upon the successful completion of this round of financing, Dtomi expects to have in place the necessary infrastructure to implement the Airspring Axle(TM) technology. "We believe that our goal of generating gross revenue of $12,845,000 and net income of $3,731,276 by the end of the 12 month period ending June 2004, are attainable and we look forward to introducing our product into the market," said John Simpson, President of Dtomi.


Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are risks surrounding the closing of the acquisition of the patent, the integration of the patent into Dtomi's business following the closing (including licensing and patent infringement issues) and the company's ability to achieve and manage growth. Additional factors that will impact the company's success include the company's ability to successfully implement the MPD; the company's ability to attract and retain qualified personnel; the company's ability to develop new services; and other factors discussed in Dtomi's filings with the Securities and Exchange Commission.

SOURCE:  Dtomi, Inc.